Exhibit 10.13

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “*[REDACTED]*”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

AGREEMENT NO: EDC10017

EMIRATES NUCLEAR ENERGY CORPORATION

and

LIGHTBRIDGE CORPORATION

for

NUCLEAR ENERGY CONSULTANCY SERVICES

AGREEMENT

THIS AGREEMENT is effective on 1St January 2010.

BETWEEN:

(1)

Emirates Nuclear Energy Corporation (ENEC) of P.O. Box 112010, Al Muroor Road, Abu Dhabi, the United Arab Emirates (the Customer, which expression shall include its permitted successors, assigns and novatees); and

(2)	Lightbridge Corporation (the Consultant, which expression shall include its permitted successors, assigns and novatees).

WHEREAS:

(A)	The United Arab Emirates has initiated a domestic nuclear energy program for the construction of nuclear power plants in the UAE.

(B)	The Customer has established a Nuclear Program Office and wishes to appoint a legal consultant to provide legal consultancy services in connection with the Nuclear Program.

(C)	The Consultant is a world class nuclear energy consultant.

1.	DEFINITIONS AND INTERPRETATION
2.	FRAMEWORK AND REPUTATION
3.	SCOPE OF APPOINTMENT
4.	TIME FOR PERFORMANCE OF THE SERVICES
5.	DUTY OF CARE
6.	CONSULTANT STAFF
7.	REPRESENTATIVES
8.	PAYMENT AND TAXATION/DUTIES
9.	RECORDS AND ACCOUNTING
10.	PUBLICITY
11.	LIABILITIES
12.	LIMITATION OF LIABILITY
13.	CONSULTANT INSURANCES
14.	CONFLICTS
15.	SUB-CONTRACTING, ASSIGNMENT AND TRANSFER
16.	INTELLECTUAL PROPERTY
17.	TERMINATION
18.	CONFIDENTIALITY
19.	FORCE MAJEURE
20.	PERFORMANCE BANK GUARANTEE
21.	GENERAL
22.	NOTICES
23.	COUNTERPARTS
24.	GOVERNING LAW AND JURISDICTION
25.	SIGNATORIES
SCHEDULE 1 (SCOPE OF SERVICES)
SCHEDULE 2 (PAYMENT SCHEDULE)
SCHEDULE 3 (INVOICING)
SCHEDULE 4 (NOMINATED PERSONNEL)
SCHEDULE 5 (TASK ORDER FORM)
SCHEDULE 6 (COMPLETION CERTIFICATE)
APPENDIX 1 EXCEPTIONS TO COMPLETION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Affiliate means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of such holding company.

Agreement means this contract.

Authority means the federal government of the UAE, the government of the Emirate of Abu Dhabi, the government or other higher executive body of any constituent entity of the UAE and any municipality or other political subdivision, instrumentality, ministry, department, local or national agency, bureau or any executive, regulatory, supervisory, administrative or judicial body, inspector, official or public or statutory person or commission acting on behalf of and/or under the direct or indirect control of the authorized bodies of any of the foregoing or of any other country that has jurisdiction over the Services or the Nuclear Program.

Best Industry Practice means the exercise of that degree of skill, care, diligence, efficiency, foresight and operating practice which would reasonably be expected from a world class appropriately skilled, experienced and qualified professional nuclear energy consultancy services experienced in each of the disciplines to which the Services relate and engaged in activities of a similar scope, nature, complexity and size to the Consultant’s activities under this Agreement and under the same or similar circumstances, where such adviser and manager is seeking to satisfy the UAE Nuclear Policy Objectives and comply with its contractual obligations and all applicable laws and regulations.

Confidential Information means this Agreement and any and all information (including oral communication), which (whether before or after the entry into this Agreement) is (a) disclosed to the Consultant or any member of the Consultant’s staff by or on behalf of the Customer, any Stakeholder or any other participant in the Nuclear Program (including all documents, communications and advice to the Customer provided by any legal adviser of the Customer which is also received by the Consultant); (b) related directly or indirectly to the Nuclear Program and received by the Consultant or any member of the Consultant’s staff from any third party connected with the Nuclear Program; or (c) generated by the Consultant for the purposes of entering into this Agreement or generated by the Consultant pursuant to this Agreement.

Consultant’s Representative means the individual appointed by the Consultant as the representative of the Consultant for the purposes of this Agreement pursuant to Clause 7.1(e).

Customer’s Representative means the individual appointed by the Customer as the representative of the Customer for the purposes of this Agreement pursuant to Clause 7.1.

Deputy Consultant’s Representative means the individual appointed by the Consultant as the deputy to the Consultant’s Representative pursuant to Clause 7.1(h).

Documents shall have the meaning given to it in Clause 16.1.

Effective Date means the date set forth in the preamble.

Employed means, in relation to any individual, that such individual is working for the Consultant pursuant to:

(a)	an employment contract between the Consultant and that individual; or

(b)	a consultancy or similar contract between the Consultant and that individual,

and Employ and all derivations of Employ will be construed accordingly.

ENEC means the Emirates Nuclear Energy Corporation of P.O. Box 112010, Al Muroor Road, Abu Dhabi, United Arab Emirates.

Force Majeure shall have the meaning given to it in Clause 19.

IAEA means the International Atomic Energy Agency.

Insolvency means in relation to a person the occurrence of any of the following:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the suspension of payment or rescheduling of any of its indebtedness;

(d)	a moratorium is declared in respect of any of its indebtedness;

(e)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(f)

a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution , to petition for or file documents with a court or any registrar for its winding-up, administration or dissolution, or any such resolution is passed;

(g)

any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution, unless it is a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days;

(h)	an order for its winding-up, administration or dissolution is made;

(i)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(j)

its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(k)	any other analogous step or procedure is taken in any jurisdiction.

Intellectual Property means all patents, copyrights, design rights, database rights, trademarks, trade secrets, rights in confidential information and all other intellectual property rights and rights of a similar nature or having similar effect throughout the world; in each case whether registered or unregistered and including all rights to apply for registration of the same. Intellectual Property includes all rights in inventions, designs, computer software, databases, copyright works and information.

Key Dates means the dates (if any) identified in the Time Schedule by which the Consultant is required to have completed to the required extent an identified element of the Services.

Nominated Personnel means those individuals listed in Schedule 4 (Nominated Personnel) being members of the Consultant’s staff.

NPT means the 1968 Treaty on the Non-Proliferation of Nuclear Weapons.

Party means either Consultant or Customer and Parties mean Consultant and Customer.

Payment Schedule means the terms of payment set out at Schedule 2 (Payment Schedule).

Nuclear Program or Program means the program to implement a commercial nuclear power program in the UAE for the procurement, design and build of a fleet of nuclear power units.

Nuclear Program Office means the team established by the Customer, to fulfil customer obligations in respect of the Nuclear Program, to negotiate with prospective contractors and to oversee the performance of the selected candidates and other activities related to the Nuclear Program.

Services means the services to be provided by the Consultant under this Agreement as set out in Schedule 1 (Scope of Services) and any additional services instructed in accordance with Clause 3.3.

Stakeholder means such persons as the Customer may designate as Stakeholders from time to time.

Time Schedule means the program attached at Schedule 2 (Time Schedule).

UAE means the United Arab Emirates.

UAE Nuclear Policy Objectives shall mean the objectives referred to in Clause 2.1

1.2	Interpretation

In this Agreement, except where the context otherwise requires:

	(a)	any reference to this Agreement includes the Schedules to it each of which forms part of this Agreement for all purposes;

(b)

a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

	(c)	a reference to a Clause, paragraph or Schedule shall be a reference to a Clause, paragraph or Schedule (as the case may be) of or to this Agreement;

	(d)	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

	(e)	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation;

	(f)	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms;

(g)

a reference to “staff” includes any person Employed by the Consultant including each Nominated Person (and if, but only to the extent, the Customer consents in writing to any sub-contracting by the Consultant, any such sub-contractor and any person working for that sub-contractor);

(h)

a “regulation” includes any regulation, rule, official directive, or (whether or not having the force of law) request or guideline with which a person would customarily be expected to comply, of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(i)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any joint venture, consortium, association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

	(j)	“calendar year”, “year”, “quarter”, “month” or “day” shall be calculated in accordance with the Gregorian calendar.

1.3

In the event of any conflict, the Clauses of this Agreement shall have priority over the contents of the Schedules or other documents forming part of this Agreement or any policy document, for the purposes of the Customer’s relations with the Consultant.

2.	FRAMEWORK AND REPUTATION

2.1

The Consultant acknowledges that the Customer holds the following objectives for the Nuclear Program and, in carrying out the Services, the Consultant shall have the utmost regard to the importance to the Customer of such objectives:

	(a)	The implementation of a peaceful nuclear program that will make the potential benefits of nuclear power available to the people of the UAE which incorporates the principles of:

		(i)	complete operational transparency;

		(ii)	the highest standards of non-proliferation;

		(iii)	the highest standards of safety and security;

		(iv)	conformance with IAEA standards;

		(v)	working with governments and firms of responsible nations as well as with the assistance of appropriate expert organisations; and

		(vi)	an approach that best ensures long-term sustainability.

	(b)	Compliance with UAE international treaty obligations, legal requirements and international undertakings with regard to the Nuclear Program.

3.	SCOPE OF APPOINTMENT

3.1	The Customer appoints the Consultant to provide the Services in accordance with this Agreement.

3.2

The Consultant shall comply with the reasonable instructions of the Customer given from time to time with regard to the performance of the Services and any other obligations of the Consultant under this Agreement.

3.3

The Services to be performed by the Consultant shall include the services described in Schedule 1 (Scope of Services) and such other consulting and advisory services within the Consultant’s skill and relating to the Nuclear Program as the Customer may in its absolute discretion determine and notify to the Consultant from time to time in writing.

3.4

The Consultant does not have the authority to enter into contracts on behalf of the Customer or to bind the Customer in any way. The Consultant shall not hold itself out as having authority to bind or act on behalf of the Customer. Nothing in this Agreement constitutes or is deemed to constitute a partnership or a joint venture between the Parties for any purpose whatsoever.

3.5

Any approval, consent, comment, advice and the like given (or not given as the case may be) by or on behalf of the Customer in relation to any deliverable or any other matter under this Agreement will not relieve the Consultant from any obligation under this Agreement (including its obligations to deliver the deliverable in accordance with this Agreement or in relation to any other matter) and will in no way diminish the Customer’s right subsequently to reject a deliverable or other matter if it is not found to be in accordance with this Agreement.

3.6

The Consultant shall permit the Customer and any consultant or adviser appointed by the Customer (including their authorized representatives) reasonable access at all times to internal meetings, all correspondence, all information technology systems, all files and records and to all premises of the Consultant for the purposes of inspecting, monitoring and/or auditing the Consultant’s performance of this Agreement.

3.7

Upon signature of this Agreement, the Consultant shall provide the Customer with a certified copy of its company registration documents (which detail Consultant’s country of incorporation, company registration number and date of incorporation).

3.8

Without prejudice to the other provisions of this Agreement, the Consultant shall take such steps and do or refrain from doing all such things in addition to its obligations under the other provisions of this Agreement as the Customer may reasonably require from time to time to enable the Customer to comply with its obligations to any other person and/or the UAE to comply with its obligations under any applicable treaty or agreement with another state or states,

3.9	Should the Consultant consider it necessary in order to perform the Services to contact any Authority, then the Consultant shall liaise with the Customer prior to making such contact.

3.10

The Consultant shall be responsible for identifying and notifying the Customer in writing prior to the transfer of any Consultant and subcontractor technology and information that is subject to export or re-export controls by any governmental authority of the restrictions that are associated with such controlled technology and information.

4.	TIME FOR PERFORMANCE OF THE SERVICES

4.1

This Agreement, other than Clauses 4.1, 18, and 20 to 24 which shall come into effect on the date of this Agreement, shall commence on the Effective Date and, unless otherwise than as provided for in this Agreement, shall expire on the Termination Date. To the extent the Consultant has performed any of the Services prior to the Effective Date, then from the Effective Date such Services shall be deemed to have been performed pursuant to this Agreement and shall be governed by the terms of this Agreement.

4.2

The Consultant shall carry out the Services and its other obligations under this Agreement in accordance with the Time Schedule and in order to meet the Key Dates set out therein, or where relevant such other time periods as may be agreed from time to time with the Customer and where no date is specified or agreed with the Customer, within a reasonable time.

4.3

The dates in the Time Schedule and the Key Dates shall be adjusted as is reasonably commensurate to the effect of the delay (to the extent this delay could not reasonably be mitigated by the Consultant) if the Consultant suffers delay as a result of the occurrence of any of the following events:

	(a)	the Customer suspends the Services to the extent such suspension is not due to a breach of this Agreement by the Consultant;

	(b)	an act of prevention by the Customer;

	(c)	if and to the extent the Customer is affected by Force Majeure.

4.4

Unless otherwise stated in this Agreement, if the Consultant shall fail to complete the Services within the timeline prescribed, then unless such failure is due to those reasons set out in Clause 4.3, the Consultant shall pay the Customer, as service credits for the Consultant’s failure to meet the completion of the Services, as set out in the said time schedule up to a maximum of ten (10%) percent of the total contract value.

4.5

Unless otherwise stated in this Agreement, the amount of service credits due to the Customer for any delays shall be calculated by dividing the delay period of the Services by the stipulated completion period of the Agreement multiplied by the total contract value.

4.6

The Consultant acknowledges and agrees that the service credits are a price adjustment and are not an estimate of the loss or damage that may be suffered by the Customer as a result of the Consultant’s failure to timely perform the Services. Payment of any service credit under this Agreement shall be without prejudice to any other of the Customer’s rights and remedies, including any entitlement that the Customer may have to damages under the Agreement, or to any right of the Customer to terminate this Agreement as permitted under this Agreement.

4.7	The Customer shall issue the Consultant with a completion certificate in the form set out in Schedule 8 (Completion Certificate) upon completion of the Services.

5.	DUTY OF CARE

5.1

The Consultant shall exercise Best Industry Practice in carrying out the Services and shall comply with all applicable laws and regulations in connection with the performance of its obligations under this Agreement.

5.2

In the event that any breach of Clause 0 becomes apparent, the Consultant shall promptly notify the Customer or the Customer may notify the Consultant and in either case upon the Customer’s written request the Consultant shall make good such breach in such manner so as to minimise any downtime or delay to the Nuclear Program and with the result that the Services will have been performed in accordance with this Agreement.

5.3	The costs to the Consultant of complying with Clause 0 shall be borne entirely by the Consultant.

5.4

Should the Consultant fail to take any action required under Clause 0 within such reasonable time as may be specified by the Customer or if no time is specified within 14 days of the relevant breach being identified, the Customer shall be entitled to take such action or to have such action taken and to recover from the Consultant the costs thereof and/or relating thereto.

5.5	The Customer’s remedies under this Clause 0 are without prejudice to its rights at law or under Clause 17 (or any other provision of this Agreement) in respect of the relevant breach or failure.

6.	CONSULTANT STAFF

6.1

The Consultant shall act as an independent contractor under this Agreement and, except where this Agreement otherwise expressly provides, none of the Consultant’s staff shall be deemed to be the employees, agents or representatives of the Customer.

6.2

The Consultant will be responsible for Employing and fully training all staff required by it to comply with its obligations under this Agreement. The Consultant shall ensure that all staff Employed by it have sufficient skills and experience to perform the role(s) assigned to them.

6.3

Subject to Clause 6.4, the Consultant undertakes to keep the Nominated Personnel engaged in the performance of the Services and in the roles opposite their name in Schedule 4 (Nominated Personnel) (or, where relevant, the role of the previous Nominated Person who they have replaced) for the duration of this Agreement or such other period as the Consultant and the Customer may agree.

6.4	The Consultant will not be in breach of Clause 6.3 if a Nominated Person ceases to be a member of its staff by virtue of death or that member of staff terminating its Employment with the Consultant.

6.5

The Customer in its absolute discretion may require the immediate withdrawal of any member of the Consultant’s staff at any time. In such event the Consultant shall be afforded a reasonable time to secure a replacement.

6.6

The Customer may require that any proposed or other member of the Consultant’s staff is subject to vetting by the relevant Authorities prior to commencing work on the Services or at any time. To assist with the process, the Consultant shall produce passports or provide other acceptable documents of identity for relevant members of its staff.

6.7

Where for any reason any member of the Consultant’s staff fails to obtain the necessary security clearance required under Clause 6.6, such person may not work for the Consultant in connection with this Agreement. It is the Consultant’s responsibility to ensure that sufficient members of its staff obtain the security clearance necessary to enable the Consultant to fully discharge its obligations under this Agreement.

6.8

Where there is a statutory or regulatory requirement that any member of the Consultant’s staff be licensed or authorized in order to carry out the role(s) assigned to it, the Consultant shall inform the Customer and shall ensure that such person is duly licensed or authorized throughout the period of their involvement in the Nuclear Program.

6.9

The Customer may not at any time directly or indirectly induce, solicit, persuade or entice or attempt to induce, solicit, persuade, or entice any of the Consultant’s staff to leave the Employment of the Consultant without the prior written approval of the Consultant. The Customer will not be in breach of this Clause 6.9 if it places an advertisement for employment or services in any media outlet even if a member of the Consultant’s staff responds to such advertisement.

6.10

The Consultant may not at any time directly or indirectly induce, solicit, persuade or entice or attempt to induce, solicit, persuade or entice any of the Customer’s staff (or the staff of any other person involved in the Nuclear Program) to terminate their employment or consultancy arrangements with that person without the prior written approval of the Customer. The Consultant will not be in breach of this Clause by placing an advertisement for employment or services in any media outlet even if a member of the Customer’s staff (or the staff of any other person involved in the Nuclear Program) responds to such advertisement.

7.	REPRESENTATIVES

7.1	(a)	The Customer's Representative shall be identified by the Customer to the Consultant from time to time by notice in writing.

	(b)	The Customer’s Representative shall represent and act for the Customer at all times during the term of this Agreement.

(c)

The Consultant shall comply with the Customer’s Representative’s written directions, orders and instructions. Any approval, consent, order, direction or request given by the Customer’s Representative shall not in any way limit, reduce or waive the obligations or liabilities of the Consultant under this Agreement. Any communication received by the Consultant, from someone other than the Customer’s Representative or his authorized delegate shall not be valid and shall not be relied on.

(d)

Except where this Agreement otherwise provides, a direction, order or instruction may be given orally and the Customer’s Representative must, as soon as practicable, confirm in writing that direction, order or instruction.

	(e)	The Consultant’s Representative is as set out in Schedule 4.

(f)

The Consultant’s Representative shall represent and act for the Consultant at all times during the term of this Agreement and shall be responsible for overseeing the performance by the Consultant of its obligations. The Consultant shall be bound by the written directions of the Consultant’s Representative. Matters within the knowledge of the Consultant’s Representative are deemed to be within the knowledge of the Consultant.

(g)

The Customer shall be entitled to rely on the authority of the Consultant’s Representative to act for and commit the Consultant in regard to all matters in connection with the Services and this Agreement including the making of any amendments or additions to this Agreement or deletions from this Agreement. The Consultant shall be responsible to the Customer for the acts, defaults and neglects of the Consultant’s Representative as if they were the acts, defaults and neglects of the Consultant and the appointment of the Consultant’s Representative shall in no way relieve the Consultant of any obligation or liability under this Agreement.

(h)

The Consultant shall nominate an individual as the Deputy Consultant’s Representative by notice in writing to the Customer. The Deputy Consultant’s Representative shall act for and on behalf of the Consultant’s Representative during all periods of absence of the Consultant’s Representative and when so acting shall be treated as if he were the Consultant’s Representative.

	(i)	The Consultant shall not remove or replace the Consultant’s Representative or the Deputy Consultant’s Representative without the Customer’s prior consent, which will not be unreasonably withheld.

8.	PAYMENT AND TAXATION/DUTIES

8.1

The price payable for the Services shall be as specified in and payable in accordance with Schedule 2 (Payment Schedule) and shall be inclusive of all other charges. Where Services are to be charged on the basis of an hourly rate (including where such rates are capped by the day or by the week), the Consultant warrants that it shall only claim for the time properly and necessarily spent in the provision of the Services.

8.2

The Consultant shall be entitled to render invoices in accordance with Schedule 2 (Payment Schedule) accompanied by a certificate detailing the Services performed by the Consultant in the relevant period and complying with the requirements of Schedule 2 (Payment Schedule) and signed by an authorized representative of the Consultant. Payment of any sums which are clearly due and undisputed shall be made within 30 days from the end of the month in which the Customer receives the Consultant’s invoice and any other appropriate documentation provided that the invoice is correctly addressed. All invoices must be sent to the invoice address specified in Schedule 2 (Payment Schedule).

8.3

Payment by the Customer shall be without prejudice to any claims or rights which the Customer may have against the Consultant and shall not constitute any acceptance by the Customer of the performance by the Consultant of its obligations hereunder.

8.4

The Customer is entitled to set off or reduce any payments due and owing to the Consultant under this Agreement by any amount which the Customer reasonably considers is owed to it by the Consultant. The Consultant may not set off or reduce any payments due and owing to the Customer under this Agreement by any amount which is due and owing by the Customer (or the Consultant claims is due and owing).

8.5

Consultant shall be liable for all taxes, imposts, duties, withholding taxes, charges or other assessments of whatsoever nature, whether levied by the Government of Abu Dhabi or the UAE, or any other government elsewhere.

8.6

All payments relating to sponsorship which shall enable Consultant to work in the UAE, as well as all personal income tax or any corporate taxes or registration charges levied by the Government of Abu Dhabi or the UAE at any future date, shall be borne by Consultant.

8.7

Consultant shall be responsible for the importation, handling and documentation of all goods and equipment required to be imported by Consultant for the performance of Services under the provisions of this Agreement. Consultant shall obtain at its sole cost and expense all necessary import licenses, undertake the collection thereof at the port of discharge, and arrange and pay lighterage, port dues, wharfage, pilotage, cargo handling, storage and all other charges incurred in such importation.

8.8

Consultant shall indemnify the Customer against any losses, damages, claims, actions, liabilities, demands, proceedings or judgments in respect of any taxes, imposts, duties, withholding taxes, charges, fees, or other dues or assessments for which Consultant would be liable pursuant to this Clause 8 to the extent any taxing authority requires the Customer to satisfy the aforementioned liabilities in place of Consultant.

9.	RECORDS AND ACCOUNTING

9.1	The Consultant shall at all times maintain full, current and accurate financial and accounting records relating to the performance of its obligations under this Agreement.

9.2

The Consultant shall provide monthly reports to the Customer on all matters relating to the performance of the Services and its other obligations under this Agreement covering such matters and in such detail as the Customer may require.

9.3

The Consultant shall retain the records and reports referred to in this Clause 9 for a period of at least six years from their respective start dates. At the expiry of such six-year periods the Consultant shall offer the Customer the opportunity to take possession of all such records and reports.

10.	PUBLICITY

10.1	Without prejudice to Clause 18, the Consultant shall not and shall ensure that no present or former member of its staff nor any of its Affiliates shall:

	(a)	issue any public announcement;

	(b)	make any press statement;

	(c)	issue any private pitch, proposal, bid, tender or marketing document; or

(d)

include anything in any conference presentations, which contains ENEC’s logo or refers to or is related in any way to the Nuclear Program or this Agreement without the prior written approval of the Customer of the exact terms of such announcement, statement, document, or presentation.

10.2	The Consultant shall advise the Customer immediately if it is approached by any member of the press on any matter in relation to the Nuclear Program.

11.	LIABILITIES

11.1

The Consultant shall indemnify the Customer against any losses, damages, claims, actions, liabilities, demands, proceedings or judgments in respect of personal injury to or death of any person and loss or damage to any property arising from the performance of the Consultant’s duties and the actions or inactions of it and any member of its staff, in each case other than to the extent the personal injury, death or loss or damage to property is attributable to the negligence and/or wilful default of the Customer or any member of its staff.

11.2

No remedy or benefit which this Agreement provides for the Customer in relation to any breach or failure by the Consultant shall operate to exclude or limit any other remedy or benefit for the Customer provided for at law or elsewhere in this Agreement, except where expressly stated otherwise.

12.	LIMITATION OF LIABILITY

12.1

Subject to the provisions of Clauses 12.3 and 12.4, neither Party is liable to the other in any way for loss of use, loss of profit or incentive payments, loss of production or business interruption or for any kind of indirect or consequential loss or damage, which is connected with any claim arising under this Agreement or the subject matter of this Agreement, howsoever the same may be caused.

12.2

Subject to the provisions of Clause 12.4, in no event shall either Party’s aggregate cumulative liability to the other Party arising out of or relating to a breach of this Agreement, exceed [insert sum in figures and words] or, where relevant, its equivalent in other currencies.

12.3

The exclusion of liability provided for in Clause 12.1 shall not apply to the liability of the Consultant under Clauses under which the Consultant is liable for breach of confidentiality or publicity restrictions or for liabilities which the Customer or any Additional Customer incurs to third parties or for breach of applicable law,

12.4

No provision of this Agreement shall limit or exclude either the Consultant’s or the Customer’s liability to one another for fraud nor shall it exclude or limit liability for death or personal injury resulting from negligence or any other liability to the extent the limitation or exclusion is prohibited by law.

13.	CONSULTANT INSURANCES

13.1

The Consultant shall procure, put in place and maintain professional indemnity insurance with first class insurers of sound repute and financial standing in each case in the relevant insurance market in respect of its obligations under this Agreement.

14.	CONFLICTS

14.1

The Consultant warrants and confirms to the Customer that, subject to Clause 14.2, it will not accept any instructions from a third party which may, in the reasonable opinion of the Customer, adversely affect the Nuclear Program or the Consultant’s performance of the Services, or create a conflict of interest in relation to the Consultant’s obligations under this Agreement. Without prejudice to the generality of the foregoing and notwithstanding Clause 14.2, the Consultant warrants that no Nominated Personnel shall be engaged in the provision of services which in the Customer’s opinion create a conflict of interest in relation to the Consultant’s obligations under this Agreement.

14.2

In the event that the Consultant becomes aware of a potential conflict of interest, the Consultant shall notify the Customer immediately. The Customer shall determine whether or not any conflict may arise. In the event that the Customer determines that a conflict of interest may arise (whether or not following such notification by the Consultant) the Customer shall seek to agree with the Consultant the organisational and administrative arrangements necessary to identify, monitor and manage the relevant conflict of interest in a way so as to avoid the risk of damage to the interests of the Customer. Where the Customer (in its sole discretion) considers that the organisational and administrative arrangements the Consultant has in place or proposes are not or will not be sufficient to ensure that the risk of damage to the interests of the Customer is avoided, the Customer shall notify the Consultant and the Consultant shall refuse the instructions giving rise to the potential conflict or cease any further work in respect of those instructions.

15.	SUB-CONTRACTING, ASSIGNMENT AND TRANSFER

15.1

The Consultant may not assign, charge, transfer, novate or otherwise dispose of or encumber the whole or any part of either the benefit or the burden of this Agreement without the prior written consent of the Customer.

15.2

The Consultant shall not sub-contract any of its obligations under this Agreement without the prior written consent of the Customer (which may be withheld in the Customer’s absolute discretion). The Consultant shall be liable to the Customer for the acts or omissions of any of its sub-contractors of the Consultant’s obligations under this Agreement.

16.	INTELLECTUAL PROPERTY

16.1

The Consultant agrees that all Intellectual Property in all documents and materials specifically produced by or on behalf of the Consultant for use by the Customer in connection with or relating to this Agreement (including but not limited to all formulae, designs, models, sketches, drawings and plans) (the “Documents”) shall vest in and belong to the Customer and the Consultant shall at the request of the Customer take all such steps and execute all such assignments and other documents as the Customer may require to ensure that all Intellectual Property vests in and belongs to the Customer and for the registration or protection of the Customer’s rights in Intellectual Property. The Consultant shall not and shall not be required to transfer or assign its Intellectual Property rights in its methodologies, methods of work, skills, experience, expertise or working papers.

16.2

The Consultant warrants and represents that any Documents produced by or for the Consultant pursuant to this Agreement will not infringe rights in Intellectual Property owned by a third party whether by reason of the use or exploitation of any such Documents or otherwise.

17.	TERMINATION

17.1

The Customer shall have the right (but not the obligation) to terminate this Agreement at its sole discretion at any time on thirty (30) days’ notice in writing to the Consultant. If the Customer terminates under Clause 17.1, the Customer shall pay to the Consultant as its sole liability in respect of that termination the proportion of the price payable for the Services as it relates to the work properly and satisfactorily carried out prior to termination or where the Services are charged on a time basis, for the time properly and necessarily spent on the Services prior to termination.

17.2

The Customer shall also have the right (but not the obligation) to terminate this Agreement on no less than twenty (20) business days’ notice in writing to the Consultant at any time after the occurrence of any of the following:

	(a)	any material or persistent breach of this Agreement by the Consultant (other than a breach referred to elsewhere in this Clause 17.2);

	(b)	any Insolvency of the Consultant;

	(c)	any breach by the Consultant of Clauses 10, 14, 15 or 18; or

(d)

any suspension of performance due to Force Majeure of any of the Consultant’s obligations under this Agreement pursuant to Clause 19 which continues for more than 90 consecutive days or, when aggregated with all other suspensions of performance of any obligations of the Consultant over the previous two (2) years, totals more than 120 days.

17.3

Where the Consultant demonstrates to the reasonable satisfaction of the Customer, acting reasonably, that an event under Clause 17.2(a) is capable of remedy, the Customer shall prior to exercising its right to terminate this Agreement, give the Consultant an opportunity to remedy the relevant breach or event within a reasonable period of time. If the event is not remedied within such a period to the reasonable satisfaction of the Customer, the Customer may terminate this Agreement with immediate effect.

17.4

The Consultant may terminate this Agreement if the Customer fails to make a payment to the Consultant under this Agreement (which is not being disputed by the Customer in good faith) of an amount which remains unpaid sixty (60) days after a written notice from the Consultant to the Customer (issued not earlier than the date upon which the amount of that payment became due and payable and specifying the amount of the payment and the basis on which the Consultant considers it is entitled to that amount).

17.5	If this Agreement is terminated pursuant to Clause 17.2 or 17.3:

(a)

the Customer shall have no liability to the Consultant in respect of such termination except for its obligations under this Agreement to make payment for any invoices outstanding prior to termination and

(b) the Consultant shall comply with the Customer’s reasonable instructions in connection with the discontinuance of the performance of the Services and any hand over to a replacement consultant; and

(c)

the Consultant indemnifies the Customer against any cost, loss or liability, incurred by the Customer as a result of such termination including the costs of appointment of a total or partial replacement, internal management time and any other additional costs, losses and liabilities arising as a result of or in connection with such termination; and

(d) such termination shall be without prejudice to any rights which the Customer may have in relation to the relevant events, breach or failure.

17.6	Termination or expiry of this Agreement shall not affect the continued application of any provisions of this Agreement which expressly or impliedly survive termination or expiry.

18.	CONFIDENTIALITY

18.1	The Consultant shall

(a) not disclose any Confidential Information to any person, and

(b)

not use any Confidential Information, except to the extent reasonably necessary for carrying out of its obligations under this Agreement and subject to and in accordance with the remainder of this Clause 18.

18.2	The Consultant may disclose Confidential Information to the extent reasonably necessary for carrying out its obligations under this Agreement to:

(a) those of the Consultant’s staff who:

		(i)	have a reasonable need to know and use the Confidential Information provided any such disclosure shall be only to the extent any such Employee needs to know the same;

		(ii)	have been informed of the confidential nature of the Confidential Information in question and the specific obligations of secrecy and restricted use as assumed by the Consultant hereunder; and

		(iii)	are bound by obligations no less stringent than those assumed by the Consultant under this Agreement and

(b)

those persons notified to the Consultant by the Customer as persons to whom the Consultant may disclose information, (which may include, to the extent necessary to perform the certifications required by this Agreement, the underwriters), provided in each case that those persons have entered into confidentiality undertakings with the Consultant in a form reasonably acceptable to the Customer,

18.3

The Consultant acknowledges and agrees that it is and shall remain liable to the Customer for any breach of this Clause 18 by it or by any of its staff or by anyone to whom it discloses Confidential Information in accordance with Clause 18.2. Accordingly, any breach by the aforesaid shall constitute a breach of the obligations of the Consultant under this Clause 18. Without limiting the foregoing, the Consultant shall ensure that each member of its staff and anyone to whom the Consultant discloses Confidential Information in accordance with Clause 182 enters into a confidentiality undertaking with the Consultant in a form reasonably acceptable to the Customer.

18.4	The provisions of this Clause 18 shall not apply to any Confidential Information which the Consultant can demonstrate:

	(a)	was, at the time the Confidential Information was received, obtained or generated by or on behalf of the Consultant, in the public domain; or

(b)

was at the time the Confidential Information was received, obtained or generated by or on behalf of the Consultant already known to the Consultant otherwise than in connection with its role (or bid for a role) in the Nuclear Program;

	(c)	becomes public knowledge after it was received, obtained or generated by the Consultant otherwise than as a result of the breach by the Consultant of its obligations under this Clause 18;

(d)

is required to be disclosed by law or regulation provided that, to the extent to do so would not place the Consultant in breach of UAE law or the laws of its country of incorporation, the Consultant will (i) promptly (and in any event within 24 hours) notify the Customer in writing if any Confidential Information is required to be disclosed by law or regulation and co-operate with the Customer regarding the timing and content of such disclosure or any action which the Customer may take to challenge the validity of such requirement; and (ii) prior to making any such disclosure, provide reasonable assistance to the Customer in seeking a protective order or other similar order: and (iii) disclose Confidential Information only to the extent required by the protective order or other similar order, if such an order is obtained, and if no such order is obtained, disclose only the minimum amount of Confidential Information required to be disclosed in order to comply with the applicable law or regulation.

18.5	The provisions and obligations set out in this Clause 18 shall survive and remain in force following the termination of this Agreement.

18.6

The Consultant hereby indemnifies the Customer from and against any and all claims, actions, proceedings, damages and costs (including legal and expert fees and costs) arising out of or relating to any breach by the Consultant or any member of its staff or anyone to whom the Consultant discloses Confidential Information pursuant to Clause 18.2 of any provision of Clause 18 or any confidentiality undertaking referred to in Clause 18.3.

18.7

The Customer operates a transparency policy on access to information whereby information (including Confidential Information, this Agreement, correspondence, e- mails, minutes of meetings, deliverables under this Agreement and reports), provided by the Consultant to the Customer may be disclosed from time to time at the Customer’s discretion into the public domain and/or to any Stakeholder(s). The Consultant shall be deemed to have consented to such disclosure.

18.8	The Consultant shall immediately notify the Customer of any request by any third party that Confidential Information be disclosed.

18.9

Upon the termination or expiration of this Agreement, or at any other time upon the written request of the Customer, the Consultant shall promptly return to the Customer (or if the Customer so requests destroy) all Confidential Information (or, where the request is limited to specific information, such of it as may be specified in the request) in the Consultant’s or its staffs possession or control, together with all copies, summaries and analyses thereof, regardless of the format in which such information exists or is stored and shall procure the return (or if the Customer so requests destruction) of such information from any person to whom it has disclosed that Confidential Information in accordance with this Agreement consistent with applicable laws. Within five (5) business days following the expiration or earlier termination of this Agreement, or any written request as set forth above, the Consultant shall provide the Customer with a written certification of its compliance with the provisions of this Clause 18.9.

18.10

From time to time and on the request of the Customer, the Consultant shall enter into confidentiality agreements relating to the Nuclear Program with any third party (other than the staff of the Consultant) nominated by the Customer, on terms equivalent to those on which the Customer has entered into a confidentiality agreement with the relevant third party, except to the extent that the Consultant considers (acting reasonably) that those terms would prevent it performing its obligations under this Agreement or place it in breach of this Agreement.

19.	FORCE MAJEURE

19.1

Save to the extent expressly provided to the contrary in this Agreement, neither Party hereto shall be liable for any failure to fulfil any term of this Agreement, if fulfilment has been prevented by Force Majeure which for the purpose of this Agreement shall, mean any event or combination of events arising after the Effective Date which are unforeseeable and beyond the reasonable control of the Party in question (save for any such events expressly identified as not amounting to Force Majeure in this Agreement) and provided the affected Party has exercised reasonable care and diligence to prevent or avoid the consequences of such event or events on its ability to perform its obligations in a timely manner and is using all reasonable efforts to mitigate and overcome the effect of Force Majeure,

19.2	On the occurrence of any event of Force Majeure the Party affected by the event of Force Majeure shall:

(a) immediately give verbal notice upon having actual knowledge of such event to the other Party and promptly confirm that notice in writing; and

(b) use its best endeavours to mitigate the effect of such event of Force Majeure upon the fulfilment of such obligations under this Agreement as soon as possible.

20.	PERFORMANCE BANK GUARANTEE

Not applicable

21.	GENERAL

21.1

The Parties acknowledge and agree that the terms and conditions of this Agreement have been freely, fairly and thoroughly negotiated. No provision in this Agreement is to be interpreted against either Party because the original draft of this Agreement or a provision was put forward by the Party and mutual releases or exclusions of liability are not to be construed against the Party in fact relying on them.

21.2	Modifications or amendments to this Agreement must be in writing and executed by a duly authorized representative of each Party.

21.3	(a)

If any term in or provision of this Agreement shall be held to be illegal, void or unenforceable in whole or in part under any enactment of law, the term or provision shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

(b)

In the event that any portion or all of this Agreement is held to be illegal, void or unenforceable, the Parties agree to negotiate in good faith to reach an equitable agreement which shall effect the intent of the Parties as set forth in this Agreement.

21.4

Subject to Clause 12.4, this Agreement sets forth the entire agreement and understanding between the Parties with respect to the subject matter thereof. This Agreement supersedes all oral and written agreements and understandings between them relating thereto, unless the contrary is expressly stated in this Agreement. Each of the Parties warrants and confirms to the other that it has not entered into this Agreement in reliance on, nor has it been induced to enter info this Agreement by any representation, warranty or undertaking made by or on behalf of the other (whether express or implied by statute or otherwise) which is not set out in this Agreement.

21.5

None of the terms, provisions or conditions of this Agreement shall be considered waived by the Customer unless a waiver is given in writing by the Customer. Save for express waivers of rights of recourse, a waiver on the part of the Customer or the Consultant of any breach of any term, provision or condition of this Agreement, shall not constitute a waiver of any preceding breach of, or a precedent nor bind either Party hereto to a waiver of any succeeding breach of, the same or any other term, provision or condition of this Agreement.

21.6	The Consultant on behalf of itself and its staff represents and warrants that it has not made or offered and will not make or offer with respect to the matters which are the subject of this Agreement:

(a)

any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party where such payment or advantage would violate any applicable law or regulator or the laws of the jurisdiction of incorporation of the Consultant;

(b)

any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage to a third party which is based or calculated on any capital employed, cost incurred, cashflow, revenue, or profit earned or generated or estimated to be earned or generated by the Consultant in the performance of the Services;

(c)

any compensation, commission, agency fee, introduction fee, payment, gift, promise or advantage, whether directly or through intermediaries, to or for the use of any person, while knowing or being aware of a high probability that any such money or thing of value will be offered, paid, given or promised, directly or indirectly, to the Customer or any of their advisers or representatives or any public official including any person holding a legislative, administrative or judicial office, exercising a public function for a public agency, a public enterprise or a public international organisation (collectively officials), for the purposes of influencing any act or decision of such officials in their official capacity, or inducing such officials to use their influence in obtaining or retaining business for or with, or directing business to, the Consultant or any Affiliate of the Consultant.

21.7	Each Party agrees, upon the request of the other, to execute any documents and take any further steps as may be reasonably necessary in order to implement and give full effect to this Agreement.

22.	NOTICES

22.1	Any instruction, notification, agreement, authorisation, approval and acknowledgement to be given under this Agreement:

	(a)	shall be in writing and signed by or on behalf of the Party giving it;

(b)

may be served by leaving it at or sending it by facsimile, email (but only where the email attaches the instruction, notification, agreement, authorisation, approval or acknowledgement as a “PDF” document), prepaid or registered international post by air to the address and attention of the relevant Party set out in Clause 22.2;

	(c)	shall be deemed to have been received:

		(i)	in the case of facsimile, at the time of transmission provided that the sender receives a successful delivery notification;

		(ii)	in the case of e-mail, upon the generation of a receipt notice by the recipient’s server or, if such notice is not so generated, upon delivery to the recipient’s server;

		(iii)	in the case of delivery by hand, at the time of delivery;

		(iv)	in the case of international mail, five (5) days from the date of posting.

22.2	For the purposes of Clause 22.1, the address, facsimile numbers, email addresses and bank account details of the parties are as follows:

The Customer
Emirates Nuclear Energy Corporation (ENEC)
For the attention of: AbdulHamid Nassouri (Executive Director Commercial)
PO Box 94075
Abu Dhabi, United Arab Emirates
Tel.:      +971 2 6595955
Fax:       +971 2 6595666

The Consultant
Lightbridge Corporation
1600 Tysons Blvd., Suite 550
McLean, VA 22102 USA

For the attention of: Seth Grae (President & CEO)
Tel. +1 571 730 1234
Fax +1 202 318 2502

22.3

All notices, instructions, information and other communications to be given by the Consultant or the Consultant’s Representative to the Customer under this Agreement shall be given to the Customer’s Representative, except as otherwise provided in this Agreement.

22.4

All notices, instructions, information and all other communications to be given by the Customer or the Customer’s Representative to the Consultant under this Agreement shall be given to the Consultant’s Representative, except as otherwise provided in this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon, but all of which together constitute but one and the same instrument.

24.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the federal laws of the United Arab Emirates and the laws of the Emirate of Abu Dhabi.

SIGNATORIES

IN WITNESS WHEREOF, the Parties have caused this Contract to be executed as of the Effective Date.

CUSTOMER:
Emirates Nuclear Energy Corporation (ENEC)

Signature:	/s/ AbdulHamid Nassouri

Name:	AbdulHamid Nassouri

Title:	Executive Commercial Director

CONSULTANT:

Lightbridge Corporation

Signature:	/s/ Seth Grae

Name:	Seth Grae

Title:	President and CEO

SCHEDULE 1: SCOPE OF SERVICES

Consultant shall provide specialist technical staff to work within the ENEC Program Office Organization. The Consultant staff will work under the direction of ENEC Management. Each staff member seconded to ENEC shall be assigned to an ENEC manager and shall have a defined role and responsibility within the ENEC organization. Consultant staff shall participate in the following key areas:

1.	Commercial and Procurement Services
Contract Management and Supply Chain Services as and when required.

2.	Risk Management Services
Risk Management Services for reviewing of Risks in Quarter 3 of 2010 and Periodic Program Risk Assessments to be scheduled by Customer

3.	Communications Management Services
Execution of work related to government relations counsel, industry research, and background assistance with media relations (technical expertise) as and when required.

4.	Nuclear Safety
Assistance in the areas of Emergency Planning and Nuclear Safety as and when required.

5.	Additional Technical Services
At request of the Customer the Consultant shall provide staff with expertise in additional technical services which may include but are not limited to the following:

1.	Technical and management reviews
2.	Fuel strategy
3.	Waste and decommissioning strategy
4.	Fleet deployment strategy
5.	Infrastructure and grid analysis
6.	Capacity development.
7.	Strategic budget development.
8.	Compliance with legislation, international agreement

Consultant shall perform work under Task Orders (Schedule 5) authorized by ENEC Management (Two (2) originals shall be signed and approved). Each Task Order shall have a description of work, deliverable(s), schedule and personnel as shown in Schedule 4. These Task Orders shall accompany monthly invoices as per Article 8.2.

SCHEDULE 2: PAYMENT SCHEDULE

1	Basis of Payment

1.1

For each calendar year Customer and Consultant will agree on an estimated budget for services to be provided. Customer shall reimburse Consultant in accordance with the rates contained in this Schedule under item-2.

1.2	Validity of rates and prices: *[Redacted]*.

1.3

The labour rates specified in this schedule under item-2.2 ,shall include for employee’s salary, benefits, overheads, profits, taxes, insurance, medical, sick leave, local transportation, leave salary, overtime premium, bonus, incentive, communications, courier services, printing, reproduction, computer services, all costs associated with the personnel’s dependents and normal overseas Head Office back-up/company support.

1.4	The labour rates are *[Redacted]*.

1.5

The payment shall be at the applicable hour rates against the various positions specified in this schedule under item-2.2. Reimbursement to Consultant shall be made monthly based on the actual hours worked in accordance with the time sheets approved by Customer.

1.6

No payment shall be made if personnel are absent or unavailable for work for any reason, including leave. Scheduling of leave of personnel scheduled to work under an approved task order shall be subject to Customer approval 30 days ahead of leave.

1.7	No payment shall be made for categories/positions of personnel not detailed in this Schedule under item-2.2 unless agreed by Customer prior to performance of Service.

1.8

Working Hours: The normal hours for personnel based in Home Office, Consultant’s Office or other locations excluding U.A.E will generally follow the work day schedule applicable at these locations. However, *[Redacted]*.

The working hours for personnel assigned in U.A.E or Customer Head Office in Abu Dhabi City will be 8 hours per day from Sunday through Thursday (5 days a week = 40 hours) except during the Holy month of Ramadan, by which Consultant’s personnel shall work the declared (reduced) hours. However, *[Redacted]*.

1.9	Missions Allowance:

In addition to payment by Customer to Consultant for the actual duration worked in accordance to item-2 of this schedule, Customer shall pay to Consultant for Customer’s approved business travel/missions as detailed hereunder.

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

1.9.1

Accommodation, Messing and Transport facilities at Home Office or Consultant’s Office shall be arranged by the Consultant and the relevant costs are deemed to be covered by the labour rates specified in this schedule under item-2.2.

	1.9.2	Travel Fare & Subsistence Allowance:

		A.	For any Customer approved business travel, by air, train or road, Consultant shall be reimbursed the actual travel fare incurred as stipulated below:

Air and train travel shall be economy class. However for senior level personnel (Executive Consultant, Senior Technical Specialist, and Project Manager Categories Only) Consultant shall be reimbursed with actual cost of business class fare tickets.

		B.	For any Customer approved round trip business travel, which involves overnight stay, Consultant shall be reimbursed as per the actual expenses of lodging.

C.

In addition, Consultant shall be paid an all-inclusive subsistence allowance equal to AED*[Redacted]* - US$*[Redacted]*. However, Customer may, at its sole discretion, elect to arrange and provide the accommodation to Consultant’s personnel. For Customer approved round trip business travel, which doesn’t involve an overnight stay, the Consultant shall be paid an all- inclusive subsistence allowance equal to AED*[Redacted]* - US$*[Redacted]*.

If the per diem exceeded AED*[Redacted]* - US$*[Redacted]*, it will remain reimbursable but Consultant shall provide respective receipts and invoice. However, in case average expenses per day (during a billing period) are AED*[Redacted]* - US$*[Redacted]* or less per day for all Consultant’s personnel, Consultant shall not provide respective receipts and invoice.

Moreover, the Consultant shall be entitled of the per diem from the travel day where travel commences before 12:00 Noon on the day.

		D.	The above shall be applicable to locations more than (50) fifty miles from the normal place of duty.

		E.	The above shall be the only compensation or reimbursement payable to Consultant in respect of such business travel.

1.10	Support Services for Consultant:

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

1.10.1

All support services to Consultant’s personnel in Home Office, including but not limited to all office facilities arid equipment, clerical, secretarial, accounting and administration services are deemed to be covered by the Rates in this schedule.

1.10.2

Support services such as office facilities in Abu Dhabi city (other than where required in Consultant’s Home offices) shall be provided or arranged by Customer at no charge to Consultant. However, any personal communications conducted by Consultant’s personnel shall be back-charged to Consultant or deducted from Consultant’s due payments.

1.11	Consultant Supplied Services:

Consultant will supply, at no cost to Customer unless the following services:

1.11.1

All visas (along with valid passport), residence permit, driving license and other authorization requirements for working in the United Arab Emirates (U.A.E) and/or Missions location for his personnel.

	1.11.2	Management and administration of personnel.

	1.11.3	Medical to satisfy Customer of personnel fitness to work.

	1.11.4	Any and all other services required for the performance of the services and not specifically stated as being provided by Customer.

2	Estimated Contract Price

2.1	Summary of Estimated Contract Price

The Total Estimated Contract Price at the Effective Date is US $1,877,600 (United States Dollars One Million Eight Hundred Seventy Seven Thousand and Six Hundred only) as tabulated below. The Total Estimated Price is a one (1) year price estimate from 1 January 2010 through 31 December 2010. The Consultant shall also inform the Customer if the Total Estimated Price will not be sufficient to cover all anticipated Task Orders.

Description of items		Provisional Amount (US$)
1	Commercial & Procurement Services	$*[Redacted]*
2	Risk Management Services	$*[Redacted]*
3	Communication Management Services	$*[Redacted]*
4	Nuclear Safety	$*[Redacted]*
5	Additional Technical Services	$*[Redacted]*
6	Provision Sum for Mission/Business Travels	$*[Redacted]*
	Total Estimated Price (US$)	$1,877,600

Table (1): Summary of Total Estimated Contract Price.

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

2.2	Labour Rates for Year 2010

For carrying out the services by the Consultant in all locations the following rates shall be applicable:

	Position Category	Position Title	Nominee/ Personnel Name	*Hourly Rate in US$
1	Executive Consultant	*[Redacted]*	*[Redacted]*	*[Redacted]*
2	Senior Technical Specialist	*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*
3	Project Manager	*[Redacted]*	*[Redacted]*	*[Redacted]*
4	Assistant	*[Redacted]*	*[Redacted]*	*[Redacted]*
		*[Redacted]*	*[Redacted]*	*[Redacted]*

Notes:

1.

Rates detailed above in table-3, are deemed to be fully inclusive rates for carrying out the services in all locations (inside and outside U.A.E) excluding transportation , accommodation and Travel Fare fees related to any approved travel/mission, refer to item 1.10 & 1.11 in schedule-2.

2.

Where personnel are assigned to provide services in Customer’s locations, Customer shall not be responsible for any transportation or accommodation charges incurred by such personnel who choose to travel to any location away from the work site.

3.	Personnel not listed above in table-3 must be approved on each Task Order and designated by Position Category.

4.

For personnel approved on a task order equivalent to full time work (greater than or equal to 120 hours per 30 calendar day period) and equal to or exceeding 60 calendar days, that person shall be subject to a *[Redacted]* in labour rate during that task period.

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

2.3	Breakdown of Estimated Contract Price

Detailed hereunder, is breakdown of the estimated provisional price for the services based on quantity duration estimated by Customer. The Consultant shall be permitted to change the allocation of funds within the Total Estimated Price to reflect actual spend against Task Orders. Payment shall be made monthly on a reimbursable basis, based on approved timesheets

	Personnel Category	Estimated Quantity	Unit	Rate (US $)	Provisional Amount for 12 months (US$)
1	Commercial & Procurement Services
1.1	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
1.2	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
1.3	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
2	Risk Management Services
2.1	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
2.2	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
3	Communication Management Services
3.1	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
3.2	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
4	Nuclear Safety
4.1	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
4.1	*[Redacted]*	*[Redacted]*	*[Redacted]*	*[Redacted]*/hour	*[Redacted]*
5	Additional Technical Services				*[Redacted]*
6	Provision Sum for Mission/Business Travels				*[Redacted]*
	Total Estimated Contract Price (US$)				1,877,600

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

SCHEDULE 3: INVOICING

A.	Submission of Invoices

No later than the 20th day after the end of each calendar month, the Consultant shall submit two (2) separate monthly invoices for:

1.	Professional Fees, and

2.	Reimbursed Expenses.

Professional Fees shall include: summary of work performed duly signed by Consultant, Professional fees for the current period, Consultants hours expended for the current period, cumulative hours expended year to date, and total estimated hours for the current calendar year.

Reimbursed Expenses shall include all allowances including the per diem (or daily) allowance for Accommodation, Messing & Transport and Travel/Missions only, and payment shall be as per items 1.9 & 1.10 in Schedul-2.

The Consultant shall submit the monthly invoices to the following addresses (with one copy electronically in unprotected Excel Sheet file submitted to the below email) in one (1) original, clearly stamped ‘ORIGINAL’ and two (2) copies. The invoices shall:

(i)	Bear reference to this Agreement Number (EDC10017), Addressed to ENEC Accounts Payable.
(ii)	Be supported by all necessary documentation to enable Client to review and accept them.
(iii)	Clearly state the reason for which payments are required.
(iv)	State the bank details where the payments are to be made and be signed by authorized person from the Consultant.

The below addresses shall also be utilized for submission of any/all queries concerning invoices. Additionally, all invoices and correspondence shall clearly indicate in the subject the Agreement Number and Title).

Emirates Nuclear Energy Corporation (ENEC)
Attention: Accounts Payable
P.O. Box 94075
Abu Dhabi, UAE
Tel.:   +971 2 6595555
Fax:    +971 2 6595666

B.	Invoice Currency and Rates

The currency of this Agreement shall be the United States Dollar and all invoices and payments shall be expressed and made in that currency. The values of invoices shall comply with the Prices and Rates quoted in schedule-2.

SCHEDULE 3: INVOICING

PROJECT	INVOICE NO.
CONSULTANT	CONTRACT
ADDRESS	DATE
TEL	PROJECT NO.
FAX	PERIOD

No.	Milestone	Contract Amount

TOTAL
VARIATIONS (IF APPLICABLE)
NET TOTAL
In Words

We hereby approve the release of the payment as described above and as per contract payment terms	Approved for Payment

DATE	DATE	DATE	DATE

SCHEDULE 4: NOMINATED PERSONNEL

Position Category	Position Title	Nominee/Personnel Name
Executive Consultant	*[Redacted]*	*[Redacted]*
Senior Technical Specialist	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*
Project Manager	*[Redacted]*	*[Redacted]*
Assistant	*[Redacted]*	*[Redacted]*
	*[Redacted]*	*[Redacted]*

______________________________
*     *[Redacted]* indicates confidential information that has been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The confidential information has been submitted separately to the U.S. Securities and Exchange Commission.

SCHEDULE 5: TASK ORDER FORM
(refer to next page)

TASK ORDER APPROVAL FORM

AGREEMENT NO.
AGREEMENT TITLE:
CONSULTANT/CONTRACTOR:
TASK ORDER NUMBER	TASK ORDER TYPE
TASK
DESCRIPTION

SCOPE, DELIVERABLES
RELATED SCHEDULES
PERSONNEL AND
DETAILED TRAVEL
REQUIREMENTS IF AND
AS APPLICABLE
(ADDITIONAL DETAILS ATTACHED,
IF ANY)

CONSULT./CONTRACTOR
PROJECT LEAD	TASK DURATION

TOTAL TASK ORDER PRICE
(NOT TO BE EXCEEDED)

REQUESTOR	CONSULTANT / CONTRACTOR
NAME	NAME
ENEC POSITION TITLE	POSITION TITLE
SIGNATURE AND DATE	SIGNATURE AND DATE

APPROVED TO START WORKS / SERVICES

NAME
ENEC POSITION TITLE
SIGNATURE AND DATE

SCHEDULE 6

COMPLETION CERTIFICATE

Agreement No. ____________________	Date: ____________________________________________________________

Words and expressions used hereunder shall have the same meanings assigned to them under the above Agreement.

Description of the Services:

The above Services have been completed in accordance with the provisions of the Agreement, except for those items, if any, listed in Appendix I hereto, and this certificate is issued subject to the terms and conditions contained in the Agreement.

For and on behalf of:

Emirates Nuclear Energy Corporation (ENEC)

By: _____________________________________________________________	Date: ___________________________

Title:___________________________________________________________

Accepted for and on behalf of the Consultant:

By: _____________________________________________________________	Date: __________________________

Title:___________________________________________________________

APPENDIX 1

EXCEPTIONS TO COMPLETION

ENEC/Consultant to detail here any and all exceptions to the completion of the Services described in this Completion Certificate.

cc:	Procurement & Supplier Chain